NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES NYSE American LLC ("NYSE American" or the "Exchange") hereby notifies the Securities and Exchange Commission (the "Commission") of its intention to remove the Common Stock of Williams Industrial Services Group Inc. (the "Company") from listing and registration on the Exchange at the opening of business on August 14, 2023, pursuant to the provisions of Rule 12d2-2(b) because, in the opinion of the Exchange, the Common Stock is no longer suitable for continued listing and trading on the Exchange. The Exchange reached its decision pursuant to Section 1003(c)(iii) of the NYSE American Company Guide. On July 24, 2023, the Company disclosed that it filed voluntary Chapter 11 proceedings in the U.S. Bankruptcy Court for the District of Delaware and agreed to sell substantially all of the Company and its subsidiaries assets to EnergySolutions for $60 million. NYSE Regulation noted that the Company is not currently projecting any return for its stockholders. On July 24, 2023, the Exchange determined that the Common Stock should be suspended from trading and directed the preparation and filing with the Commission of this application for the removal of the Common Stock from listing and registration on the NYSE American. The Company was notified on July 24, 2023. Pursuant to the above authorization, a press release announcing the initiation of delisting proceedings and the suspension of trading in the Common Stock was issued and posted on the Exchange's website on July 24, 2023, and trading in the Common Stock was immediately suspended. The Company had a right to appeal to a Committee of the Board of Directors of the Exchange (the "Committee") the determination to delist the Common Stock, provided it filed a written request for such a review with the Secretary of the Exchange within seven calendar days of receiving notice of the delisting determination. The Company did not file such a request within the specified period. Consequently, all conditions precedent under SEC Rule 12d2-2(b) to the filing of this application have been satisfied.